Exhibit 5.1

September 27, 2005

(212) 351-4022

(212) 351-4035

CSN Islands IX Corp.

Companhia Siderúrgica Nacional

Av. Brigadeiro Faria Lima, 3400

04538-132 – São Paulo, SP, Brazil

Re:	CSN Islands IX Corp.
Companhia Siderúrgica Nacional
Registration Statement on Form F-4 (File No. 333-128416)

Ladies and Gentlemen:

We have acted as special United States counsel to CSN Islands IX Corp., a Cayman Islands exempted company (the “Company”), and Companhia Siderúrgica Nacional, a sociedade anonima incorporated in the Federative Republic of Brazil (the “Guarantor”), in connection with the registration on a Registration Statement on Form F-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to US$400,000,000 aggregate principal amount of the Company’s 10.00% Guaranteed Notes due January 2015 (the “New Notes”) and the related guaranty of the New Notes (the “New Guaranty”).

The New Notes will be offered in exchange for a like principal amount of the Company’s outstanding 10.00% Guaranteed Notes due January 2015 (the “Old Notes”) and the related guarantees of the Old Notes (the “Old Guarantees”). This offering is being conducted pursuant to the Registration Rights Agreement, dated as of September 24, 2004, by and among the Company, the Guarantor and Citigroup Global Markets Inc. (“Citigroup”) and the Registration Rights Agreement, dated as of January 21, 2005, by and among the Company, the Guarantor and Credit Suisse First Boston LLC (“CSFB”) (collectively, the “Registration Rights Agreements”). The Registration Rights Agreements were executed in connection with the private placements of the Old Notes.

The Old Notes were issued, and the New Notes will be issued, pursuant to an Indenture, dated as of September 24, 2004, by and among the Company, the Guarantor, JPMorgan Chase Bank, as trustee and New York paying agent (the “Trustee”), J.P. Morgan Trust Bank Ltd., as principal paying agent (the “Principal Paying Agent”), and J.P. Morgan Bank Luxembourg S.A., as Luxembourg paying agent (the “Luxembourg Paying Agent”), as supplemented by a First Supplemental Indenture, dated as of January 21, 2005, by and among the Company, the Guarantor, the Trustee, the Principal Paying Agent and the Luxembourg Paying Agent (collectively, the “Indenture”). The Indenture is, and the New Notes and the New Guaranty will be, governed by the laws of the State of New York.

In rendering the opinions set forth herein, we have examined the Indenture and the form of the New Notes, and have also made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. In connection with such examination, we have assumed that the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein, we are of the opinion that:

1.	The New Notes, when duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture and authenticated by the Trustee, will be legally issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The New Guaranty, when the New Notes shall have been duly executed and delivered by or on behalf of the Company in the form contemplated by the Indenture and authenticated by the Trustee, will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:

A. We have assumed that (i) the Company is a validly existing company in good standing under the laws of the Cayman Islands; (ii) the Guarantor is a validly existing corporation in good standing under the laws of the Federative Republic of Brazil; and (iii) the New Notes and the New Guaranty have been duly authorized and will be duly executed and delivered by the Company and the Guarantor, respectively, under Cayman Islands or Brazilian law, as applicable.

B. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the present state of the laws of the State of New York and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or in the event of changes in such facts.

C. Our opinions set forth herein are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders) and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of the New Notes” contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER LLP